EXHIBIT 99.1

FOR IMMEDIATE RELEASE

The Knot, Inc. Announces Repurchase of Shares from Macy’s, Inc.
—The Knot Buys Back Approximately 10.7% of Its Outstanding Shares for $37.7 Million —

NEW YORK, NY, February 28, 2011 -- The Knot, Inc. (NASDAQ: KNOT, www.theknot.com), the premier media company devoted to weddings, nesting and babies, today announced that it had repurchased all shares in the Company owned by Macy’s, Inc.

Under the terms of the transaction, The Knot purchased all 3,671,526 shares of its common stock owned by Macy’s, which represent approximately 10.7% of the outstanding shares of The Knot. The aggregate purchase price was $37.7 million, based on a price of $10.26 per share, equal to the closing price of The Knot common stock on The Nasdaq Global Market on February 25, 2011, the day the purchase agreement was signed.

The Knot funded the repurchase with its available cash. At December 31, 2010, The Knot had cash and cash equivalents of $139.6 million. The repurchased stock will be retired by The Knot, returning to the status of authorized and unissued shares. At December 31, 2010, The Knot had approximately 34.3 million shares outstanding.

“Macy’s and its predecessor department stores have been long-time, valued shareholders of The Knot and our subsidiary WeddingChannel.com,” said David Liu, Chief Executive Officer of The Knot. “We thank Macy’s for its support as an owner in our business and look forward to our continuing relationship in which we drive our enormous audience of brides and their guests to Macy’s and Bloomingdale’s through innovative strategies and multiplatform marketing solutions.”

“We are pleased that Macy’s was able to realize significant value from our investment in The Knot and WeddingChannel.com,” said Karen Hoguet, Chief Financial Officer of Macy’s. “Although we have achieved our strategic goals as owners, we continue to see value from our media and registry services partnerships with The Knot.”

The stock repurchase transaction does not affect the registry or advertising agreements between The Knot and Macy’s. Peter Sachse, Chief Marketing Officer of Macy’s and Chairman of Macys.com, will continue to serve as a director of The Knot. Mr. Sachse did not participate in the deliberations by The Knot Board of Directors to approve the transaction.

The stock repurchase transaction with Macy’s was made pursuant to the previously announced program under which the Board of Directors of The Knot had authorized the repurchase of up to $50 million of the Company’s common stock from time to time on the open market or in privately negotiated transactions. This program will continue in effect, as reduced by the aggregate price of the shares repurchased from Macy’s, and may be suspended or discontinued at any time.

About The Knot, Inc.

The Knot, Inc. (NASDAQ: KNOT; www.theknot.com), is the premier media company devoted to weddings, pregnancy, and everything in between, providing young women with the trusted information, products and advice they need to guide them through the most transformative events of their lives. Our family of premium brands began with the industry’s #1 wedding brand, The Knot, and has grown to include WeddingChannel.com, The Nest and The Bump. Our groundbreaking community platforms and incomparable content have ignited passionate communities across the country. The Knot, Inc. is recognized by the industry for being innovative in all media -- from the web to social media and mobile, to magazines and books, television and video. For our advertisers and partners, The Knot, Inc. offers the consummate opportunity to connect with our devoted communities as they make the most important decisions of their lives. Founded in 1996, The Knot, Inc. is made up of four major revenue categories: online sponsorship and advertising, registry services, merchandise and publishing. The company is publicly listed on NASDAQ (KNOT) and is headquartered in New York City.

This release may contain projections or other forward-looking statements regarding future events or our future financial performance. These statements are only predictions and reflect our current beliefs and expectations. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we will not necessarily inform you if they do. Our policy is to provide expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) our online wedding-related and other websites may fail to generate sufficient revenue to survive over the long term, (ii) our history of losses, (iii) inability to adjust spending quickly enough to offset any unexpected revenue shortfall, (iv) delays or cancellations in spending by our advertisers and sponsors, (v) the significant fluctuation to which our quarterly revenue and operating results are subject, (vi) the seasonality of the wedding industry, (vii) our expectation of a decline in WeddingChannel.com membership and traffic to the WeddingChannel.com online shop as a result of the termination of the old Macy’s registry services agreement, (viii) the dependence of the WeddingChannel.com registry services business on third parties, and (ix) other factors detailed in documents we file from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Contact:
Malindi Davies
Investor Relations Manager
The Knot, Inc.
(212) 219-8555 x1322
IR@theknot.com